                                 [MISONIX LOGO]

                              FOR IMMEDIATE RELEASE
                              ---------------------

          Misonix Contact:                   Investor Relations Contact:
          Richard Zaremba                    Jordan M. Darrow
          Chief Financial Officer            Darrow Associates, Inc.
          631-694-9555                       631-367-1866
          invest@misonix.com                 jdarrow@optonline.net
          ------------------                 ---------------------

                     MISONIX REPORTS RESULTS FOR FISCAL 2006

FARMINGDALE, N.Y., September 25, 2006 -- Misonix, Inc. (Nasdaq: MSON), a
developer of ultrasonic medical device technology for the treatment of cancer and other chronic health conditions, today reported financial results for the fourth quarter and fiscal year ended June 30, 2006. Highlights of fiscal 2006 and other Company initiatives to date include:

     o    Received 510(k) for Laparoscopic HIFU and conducted clinicals for kidney cancer in Europe.

     o    Continued 5 site clinical studies in Europe with the Sonablate(R) 500
          ("SB500") for prostate cancer.

     o    Distribution of the SB500 in 8 countries throughout Europe.

     o    Completed an agreement with Medline to distribute the Company's wound therapy product.

     o    Completed the development and initiated sales of the new Labcaire
          Endoscope Repairing Unit, "ISIS".

     o    Continued successful clinicals of the Company's Osteotome used in laminectomy procedures.

     o    Developed a new product for ultrasonic bone shaving.

     o    Sonora Medical received 3 new patents for testing ultrasonic diagnostic equipment.

Fiscal 2006 Fourth Quarter Results
----------------------------------

Revenues for the three months ended June 30, 2006 were $9.5 million, compared to
$13.9 million for the three months ended June 30, 2005. This decrease of $4.4 million is due to a decrease in sales of medical devices of $2.3 million and a decrease in laboratory and scientific product sales of $2.1 million. The decrease in medical device sales is due to a decrease in sales of diagnostic medical devices of $323,000 and a decrease of $2.0 million in sales of therapeutic medical devices. The decrease in sales of diagnostic medical devices was not attributable to any single customer, distributor or other specific factor. The decrease in sales of therapeutic medical devices was mostly attributable to a decrease in sales to U.S. Surgical, a Tyco Company, of approximately $223,000, sales to Mentor Corporation of the Lysonix 3000 of $1.2 million and sales of the SB500 units in Europe in the amount of $575,000. The decrease in sales of the SB500 is attributable to our decision to adapt to a fee-per-use procedure model which outright sales lowered. The decrease in laboratory and scientific products sales is the result of increased ultrasonic sales of $50,000, offset by decreased sales of ductless fume enclosures of
$22,000, a decrease in wet scrubber sales of $1.0 million and a decrease in
Labcaire sales of $1.1 million.

The Company recorded a net loss for the three months ended June 30, 2006 of $1.1 million, or $.16 loss per fully diluted share, as compared with net income of
$338,000, or $.05 per fully diluted share, for the same period in the prior year.

The Company's backlog of unfilled orders as of June 30, 2006 was $8.3 million.
Medical device product backlog was $5.2 million and laboratory and scientific product backlog was $3.1 million.

Fiscal 2006 Twelve Months Results
---------------------------------

Revenues for the twelve months ended June 30, 2006 were $39.1 million, a $6.8 million decrease when compared with revenues of $45.9 million for the same period in fiscal 2005. This difference in revenues is due to a decrease in sales of medical devices of $4.1 million to $20.7 million in fiscal 2006 from $24.8 million in fiscal 2005. This difference in revenues is also due to a decrease in laboratory and scientific product sales of $2.7 million to $18.4 million in fiscal 2006 from $21.1 million in fiscal 2005. The decrease in sales of medical devices is due to a decrease in sales of therapeutic medical devices of $4.4 million, partially offset by an increase of $283,000 in sales of diagnostic medical devices. The decrease in sales of therapeutic medical devices was mostly attributable to a decrease in sales of the Lysonix 3000 device to Byron Medical, a division of Mentor Corp., the AutoSonics(TM) device sold to U.S. Surgical, and a decrease in sales of the SB500 in Europe. The decrease in sales of laboratory and scientific products is due to a decrease in Labcaire sales of $1.8 million, wet scrubber sales of $1.0 million and ductless fume enclosures and related products of $515,000, partially offset by sales of ultrasonic laboratory products of $650,000.

The Company recorded a net loss for the twelve months ended June 30, 2006 of
$3.8 million, or $.55 loss per fully diluted share, compared with net income of
$900,000, or $.13 per fully diluted share, for the same period in fiscal 2005.

Commenting on Misonix's financial and operating results, Michael A. McManus,
Jr., President and Chief Executive Officer, said, "Our efforts throughout fiscal year 2006 represent our focused strategy to position the Company to take advantage of the world's most advanced and extensive platform of therapeutic ultrasound medical devices. As we reflect on the past twelve months, we believe the investments being made in our future and the commitment from our employees is showing significant progress. An increased level of spending enabled us to take advantage of our intellectual property from years of ultrasound work for the development and sale of unique ultrasonic medical devices into very large markets.

"We have already shown that we can develop and sell unique products using our ultrasound technology. These products include those for laparoscopic procedures, neurosurgery, liposuction and lithotripsy. These products are already being sold through our sizable distribution partners in important but smaller markets like neurosurgery and liposuction. Some of these markets are slowing and require us to extend the product line with new ultrasonic extensions. Our future direction requires the leveraging of our expertise to enter into much larger markets where even a two percent market share results in greater revenues and earnings for
Misonix.

"To pursue this strategy we increased our spending on our wound debrider, bone cutter, bone shaver, and various products within our high intensity focused ultrasound ("HIFU") program and the development of a strong distribution platform for the SB500 for sales of prostate cancer and other HIFU medical devices. It is important for us to continue to bring these new products to market as soon as possible to continue to gain technological advantage.

"Our investments in these initiatives increased by approximately $1 million in fiscal 2006, an increase of 15% from the prior year. The 2006 investment spending includes additional professional staff in Europe, including those for training and service, as well as clinical

                                        2

development and regulatory expenses not only for the Sonablate but also for the
Sonatherm kidney product.

"Our efforts are delivering their intended results. We entered into a distribution agreement for our SonicOne wound therapy system with Medline, a $2 billion company. The product is now being introduced into the $3 billion wound care market. We have participated with Medline in the training of their sales force and in the introduction of the product to the market. One of the symptoms treated by this product is diabetic ulcers. Diabetes is one of the fastest growing diseases throughout the world. A recent report stated that 16.2 million people had a diagnosis of diabetes in 2005 in the U.S. alone.

"We continued to complete the developmental work toward the commercialization of our ultrasonic Osteotome. We have demonstrated the benefits of this device in many spine, small joint and cranial-maxillofacial procedures at major medical facilities around the country. We have already demonstrated the ultrasonic
Osteotome to various potential large distribution partners and we anticipate indications of interest from them in the near future. We expect that the bone cutter will be introduced to the market in the first half of calendar 2007 and that it will make a substantial difference in terms of a fine cutting, tissue sparing procedure.

"We have also developed a new OsteoSculpt bone shaver to be used with our neuroaspirator, which is distributed by Aesculap. We expect that this line extension will provide additional benefit to the surgeon and increase sales of our neuroaspirator and continue to grow market share. The bone shaver will be available in early calendar 2007.

"We are building a strong sales and marketing platform in Europe for the distribution and sales of our SB500 for prostate cancer. As part of this plan, we purchased a majority interest in our distributor in England, UKHIFU. This platform will benefit not only sales of the SB500, but will also enable us to utilize the platform and our multi-country relationships for marketing of our other products like the neuroaspirator in Europe. To build the business we hired several ultrasound medical device professionals, clinicians and service people and have partnered with leading academic centers of excellence to continue to train new doctors. We also have established clinical studies with several prominent urologists who believe the SB500 presents a new and improved standard for the treatment of prostate cancer. As you know, the SB 500 is a product we distribute for Focus Surgery, one of the worlds leading HIFU developers. It is interesting to note that in Europe there are 250,000 cases of prostate cancer per year, which is exactly the same number as there are in the U.S.

"The development of our distribution business in Europe is now focused on creating a network of users and more revenue from fee-per-use procedures than from capital sales of equipment. Fee-per-use procedures will continue to generate increasing revenue on a year-to -year basis, as compared to one time sales of capital equipment. We now have distributors in place in 8 countries; we have 46 sites, 49 doctors trained and have approximately 275 patients treated in the first half of calendar 2006 as compared to 269 for the entire year in 2005.
We expect to more than double the number of procedures from 2005 to 2006. During calendar 2006 to date, 110 of these procedures were fee-per-use cases. The fee to Misonix, at this time, is approximately $3,000 per procedure. Based on recent information, we believe there are 160 total HIFU centers or sites in Europe.
Misonix has 47 of these or approximately 30%. Another way to look at this is that we have 30% of the market for sites after only two years. We expect to continue to bring new distributors on line in the near future.

"The key to this business plan depends on our having a better product and demonstrating better results. In recent studies, 84% of patients in our study showed a reduction in their PSA nadir levels to below 0.2. This level of results has not been demonstrated in the past and is similar to results from radical surgery but without the negative side effects associated with such an invasive approach. We have demonstrated the ability of HIFU to treat recurrent cancers, which is a significant advantage over radiation, which cannot be repeated if unsuccessful. The procedure is minimally invasive and does not require TURP surgery prior to treatment. We can also treat larger prostates, up to 40 grams, which represent the greatest share of the market.

"We have invested in the continued development of, and clinical procedures with, our Sonatherm 600 for kidney tissue using HIFU in the first minimally invasive procedure. This technology is licensed on a worldwide basis from Focus Surgery.
We are completing the final probe design and are working on more clinical studies. While we complete clinical studies at several sites in Europe, we are also filing for an extension of our 510(k) with the United States Food and Drug
Administration to include additional benefits. At the present time, we are planning to demonstrate the Sonatherm to thought leaders in the kidney market in the U.S. in late calendar year 2007. We continue to work toward the establishment of strategic partnerships worldwide, including China and Japan, to build our worldwide presence. Studies show that there were more than 200,000 cases of kidney cancer and more than 700,000 cases of liver cancer worldwide each year. The market potential is more than 3,000 sites or potential customers worldwide.

"We believe that the results to date show that our growth strategy for the development of the world's most significant ultrasonic medical device platform is working. Our wound debrider, bone cutter, bone shaver and a distribution business in Europe are all the result of our investments. We are the only company to ever receive a 510(k) for minimally invasive HIFU. We believe we will be the only product for laparoscopic kidney tissue ablation. We expect that this will also apply to our next product using HIFU for liver cancer.

"Our development work will result in more revenue from wound therapy, the bone cutter and later the bone shaver. Our European platform will continue to grow and with the fee-per-use model, we expect that the growth will continue on a steady year-to-year basis.

"While the investment strategy is working, we are constantly looking at our burn rate. We are reviewing all opportunities to reduce spending in every area that will not affect our growth. Cost cutting is a constant process review and we are always looking for additional sources of funding.

"Earlier in 2006, we announced our intent to seek alternatives with respect to our Laboratory and Scientific businesses. While we received offers, none represented the full value we expect for these businesses. At this juncture, we are pleased to note that we intend to maintain these businesses for the foreseeable future because they represent good value with opportunities for growth. The cash flow generated from these businesses will be used to fund our initiatives as a focused ultrasound medical devices company. Among the drivers of growth for our Laboratory and Scientific businesses is a new product from
Labcaire, the ISIS, for reprocessing and disinfection that has been introduced and is expected to result in increased revenues and income in fiscal 2007.

"The results from our Laboratory and Scientific businesses offset in part the spending in fiscal 2006 on our medical devices. For the balance of our cash requirements, we have borrowed $2 million against our commercial line of credit at Bank of America. We have a strong balance sheet and considerable asset value.

"We understand our responsibility to our shareholders and continue to look at all opportunities and strategies that will contribute to the enhancement and realization of shareholder value. To this end, we are pleased with the progress made in fiscal 2006 and believe that we have set the stage for growth in 2007 with four new revolutionary products to add incremental revenue and cash flow as we further position Misonix for long term growth. We thank our employees and shareholders for their continued support."

Management invites the public to participate in a conference call and Web cast to discuss the Company's fourth quarter and fiscal year 2006 financial results.
The events will be held today at 11:00 AM Eastern time. The conference call will be broadcast live on the Internet via the Investor Relations section of the
Company's Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 866-362-4666 (domestic) or 617-597-5313
(international) and entering the reservation code 77982008. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live results broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts. There is no charge for participants to access the live broadcasts or replays.

About Misonix:

Misonix designs, develops, manufactures, and markets medical, scientific, and industrial ultrasonic equipment, laboratory safety equipment, and air pollution control products. Misonix's ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus
Surgery, Inc. which uses high intensity focused ultrasound technology to destroy deep-seated cancerous tissues without affecting surrounding healthy tissue.
Addressing a combined market estimated to be in excess of $4 billion annually,
Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

                                      # # #

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of
1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. In particular, the Company may not be successful in its efforts with respect to strategic opportunities for its Laboratory and Scientific Division and the affect this activity may have on the other businesses within the Company. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, regulatory risks including approval of pending and/or contemplated
510(k) filings, the ability to achieve and maintain profitability in the
Company's business lines, and other factors discussed in the Company's Annual
Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current
Reports on Form 8-K.

                                      * * *

                               (Tables to follow)

                         MISONIX, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                                    Unaudited

                                                     Three Months Ended                   Twelve Months Ended
                                                          June 30,                             June 30,
                                                    2006              2005               2006             2005
                                              --------------------------------      -------------------------------

Net sales                                        $9,517,557       $13,889,699          $39,067,293     $45,906,584
Cost of goods sold                                6,497,601         8,258,899           24,794,283      26,869,236
                                              --------------------------------      -------------------------------
Gross profit                                      3,019,956         5,630,800           14,273,010      19,037,348
Selling expenses                                  1,994,045         1,703,165            7,008,155       6,110,716
General and administrative expenses               2,683,324         2,435,317           10,211,492       8,462,228
Research and development expenses                   888,359           945,993            3,627,402       3,486,063
Litigation settlement expenses                            -           419,000                    -         419,000
                                              --------------------------------      -------------------------------
Total operating expenses                          5,565,728         5,503,475           20,847,049      18,478,007
                                              --------------------------------      -------------------------------
(Loss) income from operations                   (2,545,772)           127,325          (6,574,039)         559,341
Total other income                                   94,515           133,229              552,849         682,233
                                              --------------------------------      -------------------------------
(Loss) income before minority interest and
income taxes                                    (2,451,257)           260,554          (6,021,190)       1,241,574

Minority interest in net (loss) income of

consolidated subsidiaries                             (113)          (43,199)               12,546          13,130
                                              --------------------------------      -------------------------------
(Loss) income before income taxes               (2,451,144)           303,753          (6,033,736)       1,228,444

Income tax (benefit) expense                    (1,333,293)          (33,988)          (2,274,299)         292,739
                                              --------------------------------      -------------------------------
Net (loss) income                              ($1,117,851)          $337,741         ($3,759,437)        $935,705
                                              ================================      ===============================
Net (loss) income per share-basic                    ($0.16)            $0.05              ($0.55)           $0.14
                                              ================================      ===============================
Net (loss) income per share-diluted                  ($0.16)            $0.05              ($0.55)           $0.13
                                              ================================      ===============================
Weighted average common shares-basic              6,900,369         6,824,952            6,868,535       6,788,341
                                              ================================      ===============================
Weighted average common shares-diluted            6,900,369         6,989,285            6,868,535       6,983,699
                                              ================================      ===============================

                         MISONIX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                               AUDITED             AUDITED
                                                                            JUNE 30, 2006       JUNE 30, 2005

ASSETS
Current Assets:
  Cash and cash equivalents                                                      $675,400          $2,484,534
  Accounts receivable, net of allowance
     for doubtful accounts of $256,309 and
     $405,998, respectively                                                     6,530,598          11,757,827
  Inventories                                                                  11,307,226           9,780,501
  Income tax receivable                                                           786,654             224,734
  Deferred income taxes                                                         1,419,949             964,426
  Prepaid expenses and other current assets                                     1,070,903           1,336,104
                                                                            --------------    ---------------
Total current assets                                                           21,790,730          26,548,126

Property, plant and equipment, net                                              6,495,854           6,409,835
Deferred income taxes                                                           1,039,824             244,769
Goodwill                                                                        4,673,713           4,473,713
Other assets                                                                      512,444             409,493
                                                                            --------------    ---------------
Total assets                                                                  $34,512,565         $38,085,936
                                                                            ==============    ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Revolving credit facilities                                                  $1,572,042          $1,883,193
  Accounts payable                                                              4,784,102           5,482,313
  Accrued expenses and other current liabilities                                2,963,762           2,901,247
  Current maturities of long-term debt and capital
     lease obligations                                                            367,823             376,148
                                                                            --------------    ---------------
Total current liabilities                                                       9,687,729          10,642,901

Long-term debt and capital lease obligations                                    1,523,310           1,240,324
Deferred income taxes                                                             282,455             270,884
Deferred income                                                                   422,634             508,582

Minority interest                                                                 341,631             329,085

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000; 6,978,169 and
  6,902,752 issued and 6,900,369 and 6,824,952 outstanding, respectively           69,782              69,028
  Additional paid-in capital                                                   24,548,536          23,619,281
  Retained (deficit) earnings                                                 (2,158,271)           1,601,166
  Accumulated other comprehensive income                                          207,183             217,109
  Treasury stock, 77,800 shares                                                 (412,424)           (412,424)
                                                                            --------------    ---------------
Total stockholders' equity                                                     22,254,806          25,094,160
                                                                            --------------    ---------------
Total liabilities and stockholders' equity                                    $34,512,565         $38,085,936
                                                                            ==============    ===============